Exhibit 12

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                            Six Months
                                                              Ended
                                                           June 30, 1996
                                                       ----------------------
                                                       (Dollars in thousands)
EARNINGS
   Income from Continuing Operations before
     income taxes                                              $    174,420
      Add (Deduct):
        Minority Share of Cellular Losses                              (218)
        Earnings on Equity Method                                   (22,328)
        Distributions from Minority Subsidiaries                     10,208
        Amortization of Capitalized Interest                             --
        Minority interest in income of majority-owned                    --
          subsidiaries that have fixed charges                 ------------
                                                               $    162,082
                                                               ------------

      Add fixed charges:
        Consolidated interest expense                                11,755
        Interest Portion (1/3) of Consolidated                        1,627
          Rent Expense                                         ------------
                                                               $    175,464
                                                               ------------

FIXED CHARGES
   Consolidated interest expense                                      11,755
   Interest Portion (1/3) of Consolidated                              1,627
      Rent Expense                                             -------------
                                                               $      13,382
                                                               -------------

RATIO OF EARNINGS TO FIXED CHARGES                                     13.11
                                                               =============

   Tax-Effected Preferred Dividends                            $          --
   Fixed Charges                                                      13,382
                                                               -------------
      Fixed Charges and Preferred Dividends                    $      13,382
                                                               -------------

RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS                                             13.11
                                                               =============






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